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                                                                   EXHIBIT 10.10

                       ONLINE BANKING SERVICE AGREEMENT

This Agreement ("Agreement") is made and entered into by and between ONLINE SYSTEM SERVICES, INC., a corporation organized under the laws of Colorado and located at 1800 Glenarm Place, Denver, Colorado 80202 ("OSS" or "Company") and CU COOPERATIVE SYSTEMS, INC., a cooperative organized under the laws of California ("CO-OP NETWORK" or "Client") and located at 2350 South Garey Avenue, Pomona, California 91766, with an effective date of FEBRUARY 10, 1999.

1.   Recitals

Whereas, CO-OP Network is legally organized as a cooperative that is owned by its shareholder credit unions, and

Whereas, CO-OP Network's business is supplying electronic transaction switching and related services to its shareholder credit unions and to other credit unions, and

Whereas, CO-OP Network desires to include online banking services among the services it offers its shareholder and other credit unions, and

Whereas OSS is in the business of providing online banking services to financial institutions, and

Whereas, OSS desires to provide online banking services to CO-OP Network and to support it in improving the quality of online banking offered its credit unions,

Therefore, OSS and CO-OP Network, intending to be legally bound by this Agreement, agree as follows:

2.   Definitions

CO-OP Network's network - the network of interconnected ATMs, host computers, and external systems such as credit card processors and other ATM networks.

ATMs - Automated Teller Machines.

Deluxe Electronic Payment Systems ("Deluxe") - the company that operates CO-OP Network's electronic transaction switch for it on an outsource basis.

Switch - the computer at Deluxe that connects and routes ATM and other electronic transactions between CO-OP Network's credit unions and between these credit unions and other parties on the CO-OP Network's network.

Host - the computer a particular credit union uses for its internal, back-end account maintenance and processing, which may be on-premises at the credit union, or remote at a processing service center operated on an outsource basis.

Online Banking - Internet-based access to various banking functions such as account information, transfers between accounts, and bill pay.

Online Banking Service - the Online Banking Service provided under this Agreement by OSS for CO-OP Network, as used by CO-OP Network credit unions and their members.

Online Banking System - the computer, network and telecommunications hardware, software and data bases that provide functions and features offered in the Online Banking Service.
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Online Banking Service Bureau - the providing of Online Banking Services by OSS to CO-OP Network's credit unions and their members on an outsource basis.

Subscribers - members of CO-OP Network credit unions enrolled in the Online Banking Service who use the system for online banking.

Users (of the Online Banking Service) - Subscribers, personnel of credit unions enrolled in the Online Banking Service who perform administration of their individual credit unions' online banking web sites or customer support, and personnel of CO-OP Network who perform administrative or customer support for CO-OP Network credit unions.

EBS - Electronic Banking System licensed from Edify Corporation, which is the software layer upon which the Online Banking System is built.

3.   Scope of Services

OSS will set up and operate an Online Banking Service Bureau on behalf of CO-OP Network, to provide Internet-based remote banking services to CO-OP Network's credit unions (CUs) and their members on an outsource basis.

     3.1  Initial System Design and Implementation

     OSS will set up an Online Banking System to provide Online Banking Services. OSS will provide or acquire and will assemble, configure and integrate the facilities, hardware, software, network systems, telecommunications lines and equipment, and other components for the required Online Banking System. OSS will employ the Edify Electronic Banking System (EBS) software as the foundation of the service, and will develop a custom Online Banking Service Bureau implementation for CO-OP Network, including integrating with the Deluxe switch and with the Bill Pay provider. OSS will also develop customer support materials for the program. Schedule A specifies the items and activities included in Initial System Design and Implementation. Schedule B specifies the functions and features to be included in the Online Banking System.

          3.1.1  Network Operations Center

          OSS will provide the appropriate computing and network equipment at Network Operations Center (NOC) facilities in the Denver area.

          3.1.2  Telecommunications Links

          OSS will provide T1/T3 connections to the Internet. CO-OP Network shall arrange for and maintain the appropriate telecommunications lines or links for direct connectivity from the Online Banking System to Deluxe and to the Bill Pay Provider. OSS will provide the required local access line, routers, and modems for the OSS end of the OSS-to-Deluxe connection and for the OSS end of the OSS-to-Bill Pay Provider connection, as specified in Schedule A.

          3.1.3  Bill Payment

          For bill payment, OSS will provide the front end User interface for bill payment and the back end system interface from the Online Banking System to the Bill Pay Provider, as specified in Schedule A. CO-OP Network will contract directly with the Bill Pay Provider for bill payment services, including transaction research, adjustment and maintenance services.

          3.1.4  Pilot Testing

          OSS shall have the Initial System Design and Implementation activities sufficiently complete and the system ready for a Pilot Test within six months of the effective date of this Agreement,

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          assuming the Deluxe and Bill Pay provider sides of those interfaces are made available in a timely manner and CO-OP Network provides its inputs in a timely manner. The Pilot Test will involve two or three credit unions, each with a different host system, unless OSS and CO-OP Network mutually decide differently. The Pilot Test Period will be 45 days, unless CO-OP Network and OSS mutually agree to a different period. The pilot credit unions will be brought up on line sequentially.

          For the Pilot Test, OSS will coordinate with CO-OP Network and pilot CU personnel to exercise the system, in order to demonstrate the effective working of the appropriate functions and features specified in Schedule B. CO-OP Network shall support this test by: contributing to establishing the test plan and procedures; making access available to appropriate systems for test purposes; establishing test accounts at the pilot CUs for OSS personnel; having CO-OP Network and pilot CU employees exercise the system using their own accounts; and participating in and monitoring the test.

          OSS and CO-OP Network will jointly conduct the test, making note of any deficiencies discovered with respect to the functions and features of Schedule B. OSS shall be alerted immediately as to any such deficiencies discovered, and OSS shall promptly work to remedy them, so as to allow appropriate re-testing during the Pilot Test Period. Before or at the conclusion of the Pilot Test Period, CO-OP Network will indicate acceptance, conditional acceptance or rejection of test results. If no specific response is given within 10 business days of the conclusion of the Pilot Test Period, the test results will be considered to have been accepted. If any deficiencies are outstanding at the conclusion of the Pilot Test Period, OSS will remedy them within 15 business days of notice in order to meet the specifications of Schedule B and to achieve acceptance.

          Upon acceptance of the Pilot Test results, the system will be considered ready for operation, and the Online Banking Service will then be made available to the pilot CUs' general membership, and then to other CO-OP Network CUs. Acceptance of Pilot Test results will constitute the Completion of Initial System Design and Implementation.

     3.2  Service Bureau Operation

     OSS will configure and implement individual online banking Web sites for the various CUs CO-OP Network enrolls in the program, and will operate them on a service bureau basis. For each CU implementation, OSS will provide training, a User guide, online help and a Web-based customer support knowledge base and will support User enrollment. OSS will provide ongoing 24x7 system operation and management of each Web site, including redundant high bandwidth connections to the Internet and interfaces to Deluxe and the Bill Pay Provider. OSS will serve as Tier 2 technical support for the Online Banking Service, providing the CUs and CO-OP Network with support on technical issues requiring escalation. Schedule C specifies the items and activities included in Service Bureau Operation. Schedule D describes the overall customer service concept of operations, and the part that OSS will fulfill.

          3.2.1  Capacity planning

          OSS shall implement in a timely manner the online banking Web sites for all CUs enrolled in the Online Banking Service Bureau as they are signed up. Implementing such online banking Web sites for CUs will require OSS (and CO-OP Network) labor and other resources. CO-OP Network agrees to work with OSS in planning the volume of CU online banking sites that OSS should be prepared to handle from period to period, so as to avoid implementation delays or over-capacity problems.

          3.2.2  Test Accounts, Employee Dishonesty Insurance

          Each credit union will an online banking site will provide an appropriate test account that OSS can access, to support implementation testing and ongoing testing and troubleshooting by OSS. OSS

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          will maintain during the term of this Agreement coverage in the form of an employee dishonesty policy in the amount of $1,000,000 covering loss of or from damage to money and securities and property other than money and securities, from the fraudulent and dishonest acts, including wire fraud, of its employees.

     3.3  Additional Services

     OSS will provide all services to setup the service bureau and operate it under nominal operating conditions, as specified in paragraphs 3.1 and 3.2 above. Additional charges would apply for work in addition to that specified in paragraphs 3.1 and 3.2. Examples of such additional work, for which additional charges would apply, are: modifying the EBS side of the interface to the Deluxe switch system to accommodate changes on the Deluxe or CU side of the interface (such as specification changes, upgrades, enhancements and migrations); designing or implementing system or service upgrades or modifications at CO-OP Network's request; adding other new or custom functions such as check imaging, real time loan applications, or "screen pops" for CU MSRs; implementing enhancements to the system or service as available and offered by Edify/OSS (such as Open Financial Exchange [OFX], bill presentment, and targeted promotions manager);and providing additional training on online banking.

          3.3.1  Additional Functions and Features

          It is expected that from time to time that CO-OP Network will desire that certain new or enhanced functions and features or related services be added to the Online Banking Service it offers its credit unions. It is the pates' intention that CO-OP Network acquire those additional or enhanced functions, features or services through OSS, under this Agreement or an amendment to it. CO-OP Network and OSS agree to negotiate in good faith to arrive at mutually acceptable terms for incorporating such additions or enhancements. If OSS is unable to provide certain additional or enhanced functions, features or services requested by CO-OP Network or declines to do so, CO-OP Network may obtain those additional or enhanced functions, features or services from a third party without violation of paragraph 4 (Exclusive Provider), but OSS will continue to be the exclusive provider to CO-OP Network for the term of this Agreement of Online Banking Services within the scope of this paragraph 3.

          3.3.2  Task Authorization

          Additional services will be conducted by way of task orders. CO-OP Network will authorize work packages by written task order, which will include a statement of work, deliverables and pricing. Pricing will be as negotiated and mutually agreed for each task order. A task order can be time and materials (T&M) at OSS's current T&M rates, or fixed price, or other mutually agreed terms. Blanket task orders can be established to allow informal authorization (verbally for instance) of a series of small tasks (e.g., periodic graphics updates for a CU not wishing to do it itself) under that blanket task order.

4    Exclusive Provider

The pates agree that OSS will be the exclusive provider to the CO-OP Network of Online Banking Services within the scope of paragraph 3 for the term of this Agreement, and that OSS knowingly will provide Online Banking Services to CO-OP Network CUs only through and with CO-OP and, for twenty-four (24) months after Completion of Initial System Design and Implementation (as defined in paragraph 3.1.4), to any CU only after first affording CO-OP the opportunity to contract with such CU for Online Banking Service, unless otherwise mutually agreed on a case by case basis.

     4.1  Existing CO-OP Online Banking Service

     It is recognized that CO-OP Network currently is providing Online Banking Services to certain CUs under the service name Access Anywhere, and certain other CUs are in the process of being enrolled in the

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     service ("Access Anywhere CUs"). As of the effective date of this
     Agreement, CO-OP Network will enroll all other CUs desiring Online Banking Services directly into the OSS-provided service, will cease marketing the existing Access Anywhere service, and when reasonably possible will migrate the Access Anywhere CUs to the OSS-provided service covered by this Agreement. CO-OP Network agrees to use reasonable effort to persuade the Access Anywhere CUs to change to the OSS service in a reasonably timely manner. It is recognized that the Access Anywhere CUs have certain contractual rights that allow them to make the ultimate decision as to when to migrate. If despite CO-OP Network's reasonable efforts, certain of these CUs decline to change to the OSS-provided service in a reasonably timely manner, CO-OP Network may continue to provide these CUs with Access Anywhere service without violation of the exclusive provider provisions of this paragraph 4.

     4.2  Existing OSS Online Banking Service

     It is recognized that OSS offers services similar or identical to the Online Banking Services to financial institutions other than through this Agreement. Should OSS have any CU as a client, OSS may continue to provide that CU with such services outside the scope of this Agreement without violation of the exclusive provider provisions of this paragraph 4.

5    Fees and Payment Terms

CO-OP Network will pay OSS for the services provided under this Agreement in the following manner.

     5.1  Initial System Design and Implementation Fee

     CO-OP Network will pay OSS an Initial System Design and Implementation fee in the amount specified in Schedule F. This fee is payable upon execution of this Agreement.

     5.2  Service Bureau Monthly Fee

     CO-OP Network will pay OSS a monthly fee to operate and maintain the Online Banking System and Service, in the amount specified in Schedule F. OSS will invoice CO-OP Network monthly, and COOP Network agrees to pay monthly.

     5.3  Credit Union Setup Fee

     CO-OP Network will pay OSS a setup fee for each credit union when it is enrolled in the service bureau, in the amount specified in Schedule F. This amount is payable to OSS prior to OSS's commencing work on implementing the online banking Web site for that credit union.

     5.4  Credit Union Monthly Fee

     CO-OP Network will pay OSS a credit union monthly fee for all credit unions enrolled in the system at month end, in the amount specified in Schedule F. OSS will invoice CO-OP Network monthly, and CO-OP Network agrees to pay monthly.

     5.5  Subscriber Monthly Fees

     CO-OP Network will pay OSS a subscriber monthly fee for all Subscribers enrolled in the system at month end, in the amount specified in Schedule F. OSS will invoice CO-OP Network monthly, and CO-OP Network agrees to pay monthly.

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     5.6  Transaction Fee

     CO-OP Network will pay OSS a transaction fee for transactions performed through Deluxe, in the amount specified in Schedule F. OSS will invoice CO-OP Network monthly, and CO-OP Network agrees to pay monthly.

     5.7  Months and Years Defined

     The fees to be paid monthly are based on activity during the month (such as operating the service for the month, adding CUs, or processing a certain number of transactions through Deluxe) or totals at end of month (such as number or enrolled CUs or Subscribers). And several fee levels as specified in Schedule F vary according to year. For invoicing purposes, a month is a calendar month, and years begin counting at the 1st of the next calendar month after Completion of Initial System Design and Implementation as defined in paragraph 3.1.4. Any fractional month between Completion of Initial System Design and Implementation and the l~ of the next calendar month, or at the end of the Term of this Agreement, will be treated on a pro rata basis based on number of days.

     5.8  Future Changes in Laws or Regulations
     If future changes in the laws or regulations affecting the business of CO-OP Network or any CO-OP Network CU require OSS to incur material changes to the Online Banking Services provided under this Agreement, the pates agree that they will negotiate and mutually agree to the changes required and any resulting adjustments in the fees payable by CO-OP Network to OSS under this Agreement.

     5.9  Changes in Technology

     OSS will render the Online Banking Services under this Agreement using the EBS software available from and supported by Edify. CO-OP Network will cooperate with OSS with the use of any upgrades to the EBS required by Edify. If at any time during the term of this Agreement other changes in the software or other technology used for rendering the Online Banking Services under this Agreement are reasonably required or requested by either party, OSS and CO-OP Network will negotiate and mutually agree to the applicable changes and any resulting adjustments in the fees payable by CO-OP Network to OSS under this Agreement.

     5.10  Fees for Additional Services

     OSS will invoice CO-OP Network monthly for any additional service work performed under the provisions of paragraph 3.3, with amounts detailed by task order. Billing will include any incurred T&M charges, as well as any initial, progress or final payments that are part of fixed price task orders.

     5.11  Residual Costs Fee

     Upon conclusion of the Term of this Agreement, or upon any early termination, CO-OP Network will pay OSS a Residual Costs Fee, which is intended to cover unabsorbed setup costs associated with adding new Subscribers towards the end of the service, in the amount specified in Schedule F.

     5.12  Invoices

     Invoices will include applicable sales taxes, if any. Invoices will be due and payable thirty (30) days of receipt of the invoice. If with respect to any amount which is not at the time subject to a good-faith dispute, CO-OP Network fails to pay such amounts when due, OSS may, at its option and after giving at least twenty-one (21) days' prior written notice, discontinue furnishing the Online Banking Services specified in paragraph 3 until all past due amounts are paid in full.

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6    Term of Agreement

This Agreement will remain in force for five (5) years ("Initial Term") from the date of Completion of Initial System Design and Implementation, as defined in paragraph 3.1.4. At its sole option to be exercised by CO-OP Network by written notice given not less than 270 days before the end of the Initial Term, this Agreement may be extended for an additional term of five (5) years. Thereafter (or at the end of the Initial Term if CO-OP Network fails to extend for an additional five year (5) term), the Agreement will automatically renew and extend for successive one (1) year terms unless contrary notice in writing is given by CO-OP Network or OSS at least one hundred eighty (180) days prior to termination of the then current term. The Initial Term and any renewal terms are together referred to as the "Term" of this Agreement.

If CO-OP Network exercises its option to extend for an additional five (5) year term, then within thirty days of receipt of that notice by OSS, OSS may nonetheless terminate this Agreement and the relationship at the end of the Initial Term by arranging for a transfer to CO-OP Network of all items held in escrow pursuant to Section 14.1, below, to occur at the end of the Initial Term. Upon such transfer, CO-OP Network shall pay through the escrow the sum of Two Hundred Fifty Thousand Dollars ($250,000) to OSS, in addition to any amounts payable pursuant to Section 14.1.

7    Early Termination for Business Reasons

The parties acknowledge that they are entering into this Agreement with the expectation that a significant number of CO-OP Network CUs and their members will subscribe to the Online Banking Service covered by this Agreement. If there are fewer than 25,000 Subscribers (actual or reasonably anticipated) enrolled in the Online Banking Service by the third anniversary of Completion of Initial System Design (as defined in paragraph 3.1.4), either party may, no later than
(30) days after the third anniversary date, give notice of its intent to terminate this Agreement early, provided the effective date of termination as specified in said notice follows the date of the notice by at least one hundred eighty (180) days. Should a party make such a call for early termination, the parties agree to work together to plan and implement a controlled wind-down of service. It is acknowledged that this controlled wind-down may entail OSS performing additional work that will need to be covered under the provisions of paragraph 3.3, and the parties agree to work together in good faith to define and implement the wind-down and termination of the Agreement.

8    Confidential Information

     8.1  Acknowledgment of Confidentiality

     Each party hereby acknowledges that it may be exposed to confidential and proprietary information of the other party, or related third parties such as Edify or Deluxe, including, without limitation, technical information (specifications, designs, drawings, analysis, research, processes, computer programs, methods, ideas, "know how" and the like), business information (sales and marketing research, materials, plans, accounting and financial information, personnel records and the like) and other information designated as confidential expressly or by the circumstances in which it is provided ("Confidential Information"). Confidential Information does not include (i) information already known or independently developed by the recipient; (ii) information in the public domain through no wrongful act of the recipient, or (iii) information received by the recipient from some third party who was free to disclose it.

     8.2  Covenant Not to Disclose

     With respect to the other party's Confidential Information or a related third party's Confidential Information obtained from the other party, the recipient hereby agrees that during the Term and at all times thereafter it will not use, commercialize or disclose such Confidential Information to any person or entity, except to its own employees having a "need to know" (and who are themselves bound by similar nondisclosure restrictions), and to such other recipients as the other party may approve in writing; provided, that all such recipients will have first executed a confidentiality agreement in a form acceptable

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     to the owner of such information. Neither party nor any recipient may alter or remove from any software or associated documentation owned or provided by the other party any proprietary, copyright, trademark or trade secret legend. Each party will use at least the same degree of care in safeguarding the other party's Confidential Information as it uses in safeguarding its own confidential information. Upon termination of this Agreement for any reason, each party will use its best effort to effect the return of all such Confidential Information obtained from the other party in its possession or under its control and will cease using it in any way. The terms and conditions of this Agreement, including, without limitation, the fees payable by CO-OP Network, shall be considered confidential information of OSS, subject to the nondisclosure restrictions under this paragraph 8.2.

9    Reliance on Information Provided

OSS will rely on the accuracy of all information provided to OSS by CO-OP Network. CO-OP Network will promptly inform OSS of any such incorrect data or information, bear the cost of correction and pay any damages arising therefrom.

10   Data Security

The Online Banking System will contain data on the members of the CO-OP Network credit unions who use the system (CO-OP Network User Data). This data will include such items as User IDs, PINs, bill payment payee and payment lists, and certain bill payment and account history data. OSS acknowledges that CO-OP Network User Data will remain the property of CO-OP Network, and agrees to provide CO-OP Network, upon its reasonable request, with copies of the CO-OP Network User Data in a mutually agreed form.

     10.1  Restricted Access

     OSS will implement reasonable security precautions designed to restrict external access to CO-OP Network User Data so that a User will only be able to access his own data in the CO-OP Network User Data, and only his credit union and CO-OP Network will have administrative access to a User's data.

     10.2  Data Integrity

     OSS will implement reasonable security precautions designed to prevent the loss or alteration of COOP Network User Data.

     10.3  Data Retention

     OSS shall retain copies of all CO-OP Network User Data and Online Banking System transaction logs and reports for at least 1 year. OSS agrees to notify CO-OP Network 30 days in advance of any plan to dispose of any such data, and will provide archive copies of such data to CO-OP Network prior to such disposition if so requested.

11   Disaster Recovery

OSS will maintain a disaster recovery plan and will perform disaster recovery preparations including maintenance of current backup tapes stored off-site from the Network Operations Center (NOC). In the event of a disaster, OSS shall execute its disaster recovery plan, which will include provisions for acquiring and integrating appropriate replacement computing and network equipment at the NOC or at a backup NOC as required, re-establishing appropriate telecommunications links as required, and re-installing software and databases from backup tapes as required. Such disaster recovery systems shall be tested no less than annually and results made available to CO-OP Network. OSS shall exercise its best efforts, consistent with its obligations to its entire customer base and to the extent within the reasonable control of OSS, to reestablish the Online Banking Service at the earliest possible time following a disaster.

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12   Minimum Performance Requirements

OSS recognizes the importance to CO-OP Network of high availability of the Online Banking Services specified in paragraph 3.2, including high reliability of the online banking web site and high levels of responsiveness to customer support requirements. OSS therefore agrees to meet the minimum performance criteria specified in Schedule E.

13   Default

     13.1  Declaration of Default

     Either party may be declared in default of this Agreement upon written notice thereof (describing the default and [as best the party is able] the steps necessary to correct the default) if it breaches any material provision of this Agreement and fails for ten (10) days after receipt of written notice of default to correct such default or to commence corrective action reasonably acceptable to the other party and proceed with due diligence to completion. If the alleged default cannot reasonably be corrected within such ten (10) day period, the party allegedly in default will have up to an additional twenty (20) days to correct the default so long as that party uses all reasonable efforts to correct the default as soon as reasonably possible during that twenty (20) day period.

     13.2  Bankruptcy, Insolvency

     Either party may be declared in default of this Agreement upon written notice thereof if it files for bankruptcy or has a petition filed against it which has not been dismissed within ninety (90) days, or becomes insolvent, or if any substantial part of such party's property becomes subject to any levy, seizure, assignment, application of sale for or by any creditor or governmental agency, and in any such event, the non-defaulting party may also declare all amounts due, and to become due, immediately due and payable.

     13.3  Termination for Default

     Should either party be declared in default and that default not be timely corrected, the party not in default, at its option, may, upon written notice thereof after expiration of the applicable time period in Section
     13.1 above, terminate this Agreement and declare all amounts immediately due and payable. The remedies contained in this paragraph are cumulative and are in addition to all other rights and remedies available under this Agreement or at law or in equity.

14   Software Escrow

OSS agrees to keep and maintain in escrow pursuant to an escrow agreement attached hereto as Schedule G with an escrow agent acceptable to CO-OP current executed copies of an Edify License Transfer Agreement (an unexecuted copy of which is attached hereto as Schedule H) and the EBS Application Software together with all reasonably available documentation for said Software and business processes employed in providing the Online Banking Service. The escrow agreement will authorize and obligate the escrow agent to release the EBS Application Software and documentation to CO-OP Network upon receipt of a letter of request from CO-OP Network. CO-OP agrees that it will only execute and deliver a letter of request to the escrow agent if it is able to represent therein that OSS is in default under this Agreement and such default has not been timely cured pursuant to this Agreement.

     14.1  Edify License Transfer

     OSS will maintain with the escrow agent a current executed Edify License Transfer Agreement. This agreement will effect a transfer from OSS to CO-OP Network of the Edify Electronic Banking System software and service bureau licenses obtained by OSS and in use for the Online Banking Services pursuant to this Agreement. The Transfer Agreement will include provisions for CO-OP Network to pay OSS the

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     then remaining value of the Edify licenses, calculated using a straight-
     line 5-year amortization schedule applied to the actual purchase prices and dates of original acquisition by OSS from Edify.

     14.2  EBS Application Software

     OSS will provide the escrow agent with a copy of the EBS Application Software and a license for COOP Network to use that software to provide Online Banking Services to CO-OP Network member credit unions. EBS Application Software is that software developed and implemented by OSS for use in support of the Online Banking Services delivered to CO-OP Network under this Agreement. This software includes the configuration parameters needed to operate the CO-OP Network EBS system, the application code needed to execute the CO-OP Network EBS system (including EBS application code for the Deluxe and Bill Pay Provider interfaces), the CO-OP Network EBS database schemas, and the supporting HTML and active server page scripts, and applicable operating manuals. OSS agrees to provide the escrow agent copies of this Application Software on no less than a quarterly basis throughout the term of this Agreement, and also when major upgrades occur.

15   Insurance, Indemnity

Each party will maintain adequate insurance protection covering its respective activities hereunder, including coverage for statutory workers' compensation, comprehensive general liability for bodily injury and property damage, as well as adequate coverage for vehicles. Each party hereto waives any claim against the other to the extent it is reimbursed by its own insurance carrier. To the extent a party is not reimbursed by its own insurance carrier, each party will indemnify, defend and hold the other harmless from all claims, liability, settlements, costs and expenses, including reasonable attorneys' fees, for loss or damage to the extent and in the proportion resulting from the acts or omissions of its own officers, agents, employees or representatives. Each party does waive as against the other party to this Agreement all rights of subrogation it or those claiming through it might have.

16   Covenants, Representations, Warranties and Limitation on Liability

The parties acknowledge that the following provisions reflect a fair allocation of risk:

     16.1  Warranties

     OSS warrants, to the extent warranted by Edify to OSS, that (i) the use of the EBS for the Online Banking Services rendered under this Agreement will not infringe any patents or copyrights under United States law and (ii) the EBS is "Year 2000 Compliant." "Year 2000 Compliant" means (to the extent that other information technology, used in combination with the EBS, properly exchanges date/time data with the EBS) the EBS as provided by Edify will accurately process date/time data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 in accordance with the Edify-supplied documentation. OSS warrants that it will exercise reasonable care in the performance of its obligations under this Agreement. OSS makes no other warranties, express or implied, including without limitation, any warranty of merchantability or fitness for a particular purpose with respect to the services provided hereunder. OSS agrees to provide to CO-OP timely and substantive responses to any inquiries submitted by CO-OP concerning the status of the Online Banking System in relation to year 2000 compliance. If such responses will require OSS to incur costs outside the normal course of business, CO-OP will reimburse OSS for these costs.

     16.2  Limitation of Liability

     OSS's MAXIMUM AGGREGATE LIABILITY FOR DAMAGES TO CO-OP NETWORK SHALL BE LIMITED TO ACTUAL, DIRECT AND OUT-OF-POCKET MONEY DAMAGES SUFFERED OR INCURRED BY CO-OP NETWORK IN AN AMOUNT NOT TO EXCEED THE AMOUNT OF THE FEES PAID BY CO-OP NETWORK TO OSS FOR THE THREE CALENDAR MONTHS IMMEDIATELY PRECEDING THE MONTH IN WHICH THE EVENT OCCURRED THAT GAVE

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     RISE TO THE DAMAGES, OR $2,500,000, WHICHEVER IS LESS. THE PROVISIONS OF
     THIS PARAGRAPH APPLY EVEN THOUGH THE LOSS OR DAMAGE, IRRESPECTIVE OF CAUSE OR ORIGIN, RESULTS, DIRECTLY OR INDIRECTLY, EITHER FROM PERFORMANCE OR NONPERFORMANCE OF OBLIGATIONS IMPOSED BY THIS AGREEMENT.

     16.3  Limitation on Certain Kinds of Damages and Third Party Actions

     IN NO EVENT WILL OSS BE RESPONSIBLE FOR (A) PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND, OR LOST REVENUES OR PROFITS, REGARDLESS OF WHETHER IT WAS ADVISED, HAD REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF; OR
     (B) FOR ANY LOSS OR DAMAGE TO CO-OP NETWORK, DIRECT OR CONSEQUENTIAL, ARISING OUT OF OR IN ANY WAY RELATED TO ACTS OR OMISSIONS OF THIRD PARTIES INCLUDING, BUT NOT LIMITED TO, BILL PAYMENT SYSTEM PROVIDERS AND TELECOMMUNICATION CARRIERS. NEITHER PARTY SHALL SEEK, OR OTHERWISE APPLY FOR, ANY PUNITIVE OR EXEMPLARY DAMAGES.

     16.4  Factors Beyond Control

     OSS will not be in default under this Agreement or liable for any delay or other failure of performance caused by factors beyond its reasonable control, such as, but not limited to, strikes, insurrection, war, fire, floods, earthquakes, lack of energy, acts of God, governmental acts or regulation, power outages, telecommunications failures or delays, or acts of third parties. Any right of termination or other remedy under this Agreement shall be delayed during the occurrence of any event described in this Section 16.4 so long as OSS continues to use reasonable efforts to restore its ability to continue to comply with this Agreement. OSS will not be in default under this Agreement if, after the date of this Agreement, any law, regulation, or ordinance, whether federal, state, or local, becomes effective that substantially prevents the ability of OSS to perform services hereunder. In such event OSS will have the right to terminate this Agreement upon one hundred eighty (180) days written notice to Client.

     16.5  CO-OP Network Covenants

     CO-OP Network covenants and agrees that it shall include in its customer contracts covering the resale of Online Banking Service a provision substantially as follows: "The CO-OP Network, its officers, directors, employees, agents and suppliers shall have no liability for delay or failure of performance in any manner whatsoever caused or contributed to by factors beyond the reasonable control of such parties."

     16.6  Authority, No Conflict

     Each party represents that it has the full right, power and authority to enter into this Agreement and to perform its obligations under this Agreement. Each party acknowledges that this Agreement constitutes a legal, valid and binding obligation on it enforceable against it in accordance with the terms of this Agreement. Each party warrants that its entering into and performing under this Agreement will not result in a breach nor constitute a default under its certificate of incorporation or bylaws or any agreement or instrument to which it is a party or by which it or its assets are bound.

17   Disputes, Governing Law

     17.1  Arbitration

     Any controversy, claim or dispute between the parties hereto including but not limited to those arising out of or relating to this Agreement or any related agreements or instruments, including any claim based-on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the law of Colorado). Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this

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

     Agreement applies in any court having jurisdiction over such action. Neither party will initiate an arbitration proceeding until the parties have, during at least a thirty (30) day period, used reasonable efforts to attempt to resolve any dispute or claim under this Agreement.

     17.2  Venue

     The arbitration shall be conducted in Denver, Colorado, if initiated by CO-OP Network, and in Los Angeles County, California, if initiated by OSS. All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.

     17.3  Governing Law

     This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado without regard to choice of law principles.

18   Audit and Inspection

Upon reasonable advance notice to OSS, CO-OP Network may at its expense during business hours inspect and audit the records of OSS pertaining to the calculation of fees payable under this Agreement. In addition, OSS will arrange annually for a third party review of its systems, controls and operations, and will make the results of that review available to CO-OP Network.

19   Notices

Service of all notices under this Agreement shall be in writing and sent by U.S. Certified Mail, return receipt requested, postage paid, or by national overnight delivery carrier such as FedEx, addressed to the party to be served notice at the following address:

Online System Services, Inc.
1800 Glenarm Place, 8th Floor
Denver, Colorado 80202
(303) 296-9200
Attention: ____________________

The CO-OP Network
2350 South Garey Avenue
Pomona, California 91766
(800) 782-9042
Attention: ____________________

20   Trademarks, Publicity and Branding

OSS and CO-OP Network will not use each other's trademarks or service marks without the other party's prior written consent, which will not be unreasonably withheld. OSS and CO-OP Network may use each other's name, with consent, in customer lists and will cooperate with each other with publicity and marketing activities. CO-OP may "brand" the Online Banking Service provided by OSS by using the "ACCESS ANYWHERE" brand or another brand of its determination.

                                      -12-
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21   Continuing Obligations

CO-OP Network's and OSS's continuing obligations under this Agreement include, without limitation, those relating to Confidential Information as set forth in paragraph 8, those relating to limitation of liability as set forth in paragraph 16, those relating to indemnification as set forth in paragraph 15, and all other obligations which expressly state that they survive. These continuing obligations shall survive and continue in effect after the termination of this Agreement.

22   General

     22.1 Client acknowledges that it has not been induced to enter into this Agreement by any representation or warranty not set forth in this Agreement. This Agreement contains the entire agreement of the pates with respect to its subject matter and supersedes all existing agreements and all other oral, written or other communications between them concerning its subject matter. This Agreement shall not be modified in any way unless it is in written form and signed by both pates.

     22.2 Neither party will assign this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld. No consent shall be required for the assignment of this Agreement by either party in connection with a merger or sale of substantially all of the assets of a party, provided that the affected party provides the other party prompt notice of the transaction. This Agreement shall be binding on OSS and CO-OP Network and their respective successors and assigns. Any assignment in violation of this Section 22.2 shall be void.

     22.3 If any provision of this Agreement (or any portion thereof) shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder hereof, shall not in any way to be affected or impaired thereby.

     22.4 Waiver of any provision hereof in one instance shall not preclude enforcement thereof on future occasions.

     22.5 The headings in this Agreement are intended for convenience of reference and shall not affect its interpretation.

     22.6 The individuals executing this Agreement on behalf of OSS and Client do each hereby represent and warrant that they are duly authorized by all necessary action to execute this Agreement on behalf of their respective principals.

     22.7 This Agreement includes each of the Schedules referred to herein, which are incorporated in this Agreement by reference.

EXECUTED in multiple originals on the dates shown below.

THE CO-OP NETWORK                       ONLINE SYSTEM SERVICES


By: /s/                                 By: /s/
   -------------------------------         ---------------------------------


Name:_____________________________      Name:_______________________________
            (please print)                           (please print)


Title:____________________________      Title:______________________________


Date:_____________________________      Date:_______________________________

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